Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. REPORTS INCREASED REVENUES AND GROWTH OF ITS PAIN MANAGEMENT OPERATIONS

Toronto, Canada - May 15, 2007: Med-Emerg International Inc. (OTCBB - MDER), announced today that revenue from continuing operations, for the three months ended March 31, 2007 increased 18%, compared to the same period in 2006. The increase in revenue reflects the growth of the Company’s Medical Services business, where the Pain Management centers and the Infusion business increased revenues 88% and 61%, respectively. For the three months ended March 31, 2007, the Company incurred a Loss from Continuing Operations of ($235,225) compared to a loss of ($19,748) in 2006. The increased loss reflects the reduced number of clients in the Staffing Solutions and Healthcare Consulting businesses and costs of the planned expansion of infrastructure in the Pain Management business. The Staffing Solutions business lost two significant contracts in the second half of 2006. Actions taken to remedy this situation have caused costs to increase in the short-term. The Healthcare Consulting business had fewer contracts in the first quarter of 2007 as compared to the first quarter of 2006. During the fourth quarter of 2006, the Pain Management business increased its operating capacity by hiring a Director of Operations, a full-time recruiter and a training coordinator. As well, certain start-up costs were incurred during the quarter in opening four new pain centers. These costs enable the business to meet the continued growth plans in Pain Management.

The Company reported a Loss attributable to common shareholders in the quarter of ($287,226) ($0.00 per share) in 2007, compared to Income of $68,840 ($0.00 per share) in 2006. In the first quarter of 2006 the Company earned $88,588 from discontinued operations, largely as a result of a partial settlement with Public Works and Government Services Canada. In the first quarter of 2007, the Company incurred a loss from discontinued operations of ($56,900), largely related to losses on its Family Medical Clinic operations.

Dr. Ramesh Zacharias, Chief Executive Officer of the Company, stated, “Our Medical Services business, both Pain Management and Infusion Services showed positive results. We opened four new Pain Management centers in the quarter and six new Infusion locations. Revenue in the Medical Services business increased 76% on a year-over-year basis. Results for the Staffing Solutions and Healthcare Consulting were largely on plan for the first quarter. It is our intention to remain focused on our core business initiatives in the months to come.”

The Company’s financial statement information is summarized below:

(US$000's except share information)	Three Months Ended
	March 31
	2007	2006
Revenue	5,071	4,283
EBITDA	(150)	106
Loss from continuing operations	(230)	(20)
Income (loss) from discontinued operations	(57)	89
Net income (loss) attributable to common shareholders	(287)	69

Net income (loss) per common share (basis and diluted)
Continuing operations	(0.00)	(0.00)
Discontinued operations	(0.00)	0.00
Weighted average shares outstanding, basic	58,277,696	58,277,696

(US$000's)
	March	December
Balance Sheet Data:	31, 2007	31, 2006
Working Capital Surplus (deficit)	3,372	3,912
Total Assets	7,916	7,901
Notes Payable	458	453
Shareholders' equity - Canadian GAAP	1,161	1,424
Shareholders' equity - US GAAP	642	907

MEII specializes in the coordination and delivery of health care services in Canada and overseas. These services include an integrated chronic pain management program, community-based infusion centers, healthcare consulting, and health human resource management, including physician and nurse staffing.

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All statements included in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements.  Forward-looking statements are based on assumptions made by and information currently available to the Company.  Investors are cautioned that these forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those expected.  These risks and uncertainties are outlined in the Company's Annual Report on Form 10-K for 2006, its Quarterly Reports on Form 10-Q, and such other documents as are filed with the Securities and Exchange Commission from time to time, and include (without limitation), the Company’s history of losses, risks related to the Company’s ability to manage growth, and the potential need for additional financing in order to fund the Company’s growth strategy. The Company does not undertake to review or update these forward-looking statements. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.